Exhibit 99.1

Contact:

Diane Bessette

Vice President and Treasurer

Lennar Corporation

(305) 229-6419

FOR IMMEDIATE RELEASE

LENNAR ENTERS INTO $525 MILLION UNSECURED REVOLVING CREDIT

FACILITY AGREEMENT

MIAMI, May 3, 2012 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, announced that the Company has entered into a 3-year unsecured revolving credit facility that provides the Company with $410 million of financing and expires in May 2015. The credit facility provides the Company with access to an additional $115 million of financing through an accordion feature, subject to additional commitments, for a maximum aggregate commitment under the facility of $525 million. When combining this new facility with its existing $400 million letter of credit facilities, the Company has a total of $925 million of credit facilities.

The credit facility has eight lenders led by JPMorgan Chase Bank, as administrative agent. The other lenders are Bank of America, Bank of Montreal, Citibank, Deutsche Bank, PNC Bank, UBS and Wells Fargo Bank.

Bruce Gross, Lennar’s Vice President and Chief Financial Officer, said, “We appreciate the strong support from our long-term banking partners. This agreement provides additional liquidity and financial flexibility for the Company’s current working capital needs and strategic growth plans, while reducing the Company’s overall borrowing costs.”

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2011. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

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